Exhibit 10.2

KEANE GROUP, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
This Keane Group, Inc. Non-Employee Director Compensation Plan (this “Plan”) was adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Keane Group, Inc. (the “Company”) on July 13, 2018, and became effective on July 13, 2018.

1.
Eligibility. Each non-employee member of the Board (“Non-Employee Directors”) is eligible to participate in this Plan during the period of the Non-Employee Director's service as a member of the Board. For the purposes of this Plan, a Non-Employee Director will be deemed to be an “Independent Director” if the Board has determined that he or she qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and as an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual.

2.	Annual Cash Fees.

a.	Annual Director Fee. All Non-Employee Directors will receive an annual cash fee in the amount of $100,000 (the “Annual Director Fee”).

b.	Annual Lead Director Fee. A Non-Employee Director serving as "Lead Director" will receive an additional annual cash fee in the amount of $10,000 (the “Annual Lead Director Fee”).

c.
Annual Committee Chair Fee. Each Independent Director serving as the chair of a committee of the Board will receive an additional annual cash fee in the amount of $15,000 (together with the Annual Director Fee and Annual Lead Director Fee, the “Annual Fees”).

d.
Payment. The Annual Fees will be paid quarterly in arrears on the last business day of each calendar quarter (each a “Quarterly Payment Date”). In the event that a Non-Employee Director serves on the Board for less than an entire quarter, the quarterly portion of any Annual Fee payable for such quarter will be prorated based on the number of days in such quarter for which such Non-Employee Director served on the Board.

e.
Election to Receive Common Stock in Lieu of Cash. Notwithstanding the foregoing, a Non-Employee Director may elect to receive shares of Common Stock in lieu of all or a portion of the cash payments for Annual Fees (a “Stock Election”). A Stock Election must be made in writing to the Committee, in a form approved by the Committee, during a window period under the Company’s Insider Trading Policy and no less than thirty (30) days prior to the applicable Quarterly Payment Date with respect to which the election is to take effect. The number of shares of Common Stock issuable pursuant to a Stock Election will be equal to the value of the cash elected to be foregone in lieu of Common Stock divided by the Fair Market Value (as defined in the Keane Group, Inc. Equity and Incentive Award Plan, as amended from time to time, or any successor plan adopted by the Board and approved by the Company’s stockholders (the “Equity Plan”)) of the

Common Stock on the applicable Quarterly Payment Date. Shares of Common Stock issued in lieu of Annual Fees and Meeting Fees will be fully vested and unrestricted shares of Common Stock issued pursuant to the Equity Plan.

3.	Annual Equity Award. Each Independent Director will be eligible to receive an annual grant of restricted stock (the “Annual Award”) under the Equity Plan, as follows:

a.
Grant Date: The Annual Award will automatically be granted, without any further action of the Board, on first business day following the Independent Director’s election at an annual meeting of the Company’s stockholders in each calendar year (the “Grant Date”).

b.
Grant. The Annual Award will consist of a number of restricted shares of the common stock of the Company, par value $0.01 per share (the “Common Stock”) equal to $150,000 based on the volume weighted average price (“VWAP”) of the Common Stock for the 5 day trading days prior to the Grant Date, rounded to the nearest full share.

c.
Vesting: An Independent Director will become 100% vested in an Annual Award upon the earliest of: (i) the one-year anniversary of the Grant Date, (ii) the date of the first meeting of the Company's stockholder at which directors will be elected in the calendar year following the calendar year in which the Grant Date occurs, (iii) the date the Independent Director incurs a termination without "Cause" (as defined below), (iv) the date of the Independent Director's death, and (v) the date of a Change in Control (as defined in the Equity Plan), subject to continuous service through such vesting date. For the purposes of this Plan, "Cause" means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

d.
Partial Year Grants. If between annual meeting of the Company’s stockholders the Board determines that a Non-Employee Director is or has become an Independent Director, he or she will automatically be granted, without any further action of the Board, a “Pro-Rata Award.” A Pro-Rata Award will consist of a number of restricted shares of Common Stock granted under the Equity Plan equal to $150,000 multiplied by a fraction, the numerator of which is the number of days from the date of the Board's determination until the first anniversary of the last stockholders meeting for which Annual Awards were granted and the denominator of which is 365, based on the VWAP of the Common Stock for the 5 day trading days prior to the grant date, rounded to the nearest full share. A Pro-Rata Award will be subject to the same terms (including timing of vesting) as the Annual Award made for such year. The grant date for a Pro-Rata Award will be the first business day following the effective date of such Board determination, or if such day is during a “black-out period” with respect to the Common Stock, the first business day of the first trading window following such date.

4.
Administration. This Plan will be administered by the Committee. The Committee will have the power to construe this Plan, to determine all questions hereunder, and to adopt and amend such rules and regulations for the administration of this Plan as it may deem desirable. All decisions, determinations and interpretations of the Committee will be final and binding.

5.
Transfer and Assignment. The right of a Non-Employee Director to receive the payment of all or a portion of an Annual Fee or to be granted an Annual Award or Pro-Rata Award may not be assigned, transferred, pledged or encumbered, other than by will or the laws of descent and distribution and any attempted assignment or transfer will be null and void.

6.	Governing Law. This Plan will be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

7.
Amendment and Termination. The Board or the Committee may amend, modify or terminate this Plan for any reason at any time; provided, that no amendment, modification or termination, without the consent of the applicable Independent Director, will materially adversely affect any then issued and outstanding Annual Award or Pro-Rata Award held by such Independent Director.

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